EXHIBIT 99.1

Molecular Templates, Inc. Reports Third Quarter 2018 Financial Results and Provides Corporate Update

AUSTIN, Texas, Nov. 13, 2018 (GLOBE NEWSWIRE) -- Molecular Templates, Inc. (Nasdaq: MTEM, “Molecular” or “Molecular Templates”), a clinical-stage oncology company focused on the discovery and development of the company’s proprietary engineered toxin bodies (ETBs), which are differentiated, targeted, biologic therapeutics for cancer, today reported financial results for the third quarter of 2018. As of September 30, 2018, Molecular’s cash and cash equivalents totaled $78.7 million, this does not include $30 million received from Takeda in October 2018. Molecular’s current cash balance is expected to fund operations into 1H 2021.

“Our recently announced CD38 collaboration with Takeda enables the development of TAK-169, the most potent ETB we have created with our platform to date. Importantly, the upfront payment from Takeda and the equity financing that we closed in September provide the funding to allow us to generate clinical data from multiple pipeline candidates throughout 2019 and beyond,” said Eric Poma, Ph.D., Molecular Templates’ Chief Executive and Scientific Officer. “In 2019, our lead program MT-3724 will be in multiple Phase II studies and we expect to start clinical trials for three additional ETBs targeting CD38, HER2, and PD-L1.”

Company Highlights and Upcoming Milestones

Corporate

  On September 19, 2018, Molecular announced an agreement with Takeda for the joint development of CD38-targeted ETBs for the treatment of multiple myeloma. TAK-169, the lead development candidate, is a CD38-targeted ETB that resulted from a previous discovery collaboration between the two companies. Under the terms of the agreement, Takeda made an upfront payment of $30 million and Molecular is eligible to receive development, regulatory and commercial milestone payments of up to $632.5 million if Molecular exercises its co-development option or $337.5 million if Molecular does not exercise or opts out of its co-development option. Takeda has also agreed to pay royalties on the sales of the commercial products developed through the collaboration. The royalty percentages would range from low double-digits to low twenties if Molecular exercises its option to co-develop, and from high-single digits to low teens if Molecular does not exercise its option to co-develop. Molecular and Takeda will share equally in the development costs.
  On September 18, 2018, Molecular entered into a Cancer Research Grant Contract with the Cancer Prevention and Research Institute of Texas (CPRIT), in connection with a grant of approximately $15.2 million awarded by CPRIT to Molecular in November 2016 to fund research of a cancer therapy involving a CD38 targeting ETB (MT-4019). Molecular may also use such funds to develop a replacement CD38 targeting ETB, with or without a partner and expects to use this grant to fund development of TAK-169.
  On September 25, 2018, Molecular announced the closing of an underwritten public offering of its common stock, which generated gross proceeds of approximately $52 million.

TAK-169

  Following the announcement of the CD38 joint development agreement in September, Takeda and Molecular are conducting IND enabling studies for TAK-169, which is expected to enter the clinic for the treatment of multiple myeloma in 2019.

MT-3724

  Molecular expects to begin enrollment in 4Q18 for a Phase II combination study with MT-3724 and chemotherapy in earlier lines of diffuse large B-cell lymphoma (DLBCL).
  In 1Q19 Molecular expects to start a Phase II monotherapy study, which has the potential to be a pivotal study.
  Molecular expects to initiate a second Phase II combination study with MT-3724 and Revlimid® (lenalidomide) in earlier lines of DLBCL in 1Q19.

Research

  Molecular expects to file an IND application for an ETB targeting HER2 in 1Q19.
  Molecular expects to file an IND application for an ETB targeting PD-L1 (with antigen seeding) in 2H19.
  Several other ETB candidates are in pre-clinical development, targeting both solid and hematological cancers.

Takeda Multi-Target Collaboration

  Takeda and Molecular are conducting lead optimization for ETBs against two undisclosed targets selected by Takeda under the collaboration. Should Takeda exercise its option to license ETBs for both targets, Molecular would receive $25 million and would be eligible to receive up to $547 million in milestone payments and tiered royalties on sales.

Financial Results

The net loss attributable to common shareholders for the third quarter of 2018 was $5.2 million, or ($0.19) per basic and diluted share. This compares with a net loss attributable to common shareholders of $11.1 million, or ($0.62) per basic and diluted share, for the same period in 2017.

Revenues for the third quarter of 2018 were $6.8 million, compared to $0.6 million for the same period in 2017. Revenues for the third quarter of 2018 were comprised of grant revenue from the Cancer Prevention & Research Institute of Texas, and revenues from collaborative research and development agreements. Total research and development expenses for the third quarter of 2018 were $8.3 million, compared with $2.5 million for the same period in 2017. Total general and administrative expenses for the third quarter of 2018 were $3.5 million, compared with $4.0 million for the same period in 2017.

The net loss attributable to common shareholders for the nine months ended September 30, 2018 was $23.7 million, or ($0.87) per basic and diluted share. This compares with a net loss attributable to common shareholders of $17.2 million, or ($2.75) per basic and diluted share, for the same period in 2017.

Revenues for the nine months ended September 30, 2018 were $8.6 million, compared to $2.6 million for the same period in 2017. Revenues for the nine months ended September 30, 2018 were comprised of grant revenue from the Cancer Prevention & Research Institute of Texas, and revenues from collaborative research and development agreements. Total research and development expenses for the nine months ended September 30, 2018 were $22.6 million, compared with $4.8 million for the same period in 2017. Total general and administrative expenses for the nine months ended September 30, 2018 were $10.2 million, compared with $8.2 million for the same period in 2017.

About Molecular Templates
Molecular Templates is a clinical-stage oncology company focused on the discovery and development of differentiated, targeted, biologic therapeutics for cancer. We believe our proprietary biologic drug platform technology, referred to as engineered toxin bodies, or ETBs, provides a differentiated mechanism of action that may address some of the limitations associated with currently available cancer therapeutics. ETBs utilize a genetically engineered form of Shiga-like Toxin A subunit, or SLTA, a ribosome inactivating bacterial protein, that can be targeted to specifically destroy cancer cells.  Additional information about Molecular Templates can be obtained at http://www.mtem.com.

Forward-Looking Statements
This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Molecular Templates disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Act’s Safe Harbor for forward-looking statements.  All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to Molecular Templates may identify forward-looking statements.  Examples of such statements include, but are not limited to, statements relating to the development of the Company’s lead program, MT-3724; the expected timing of submitting various IND applications and initiating studies; and the Company’s belief that its proprietary biologic drug platform technology, or ETBs, provides for a differentiated mechanism of action that may address some of the limitations associated with currently available cancer therapeutics.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to, the uncertainties inherent in the preclinical and clinical development process; whether the Company’s cash resources will be sufficient to fund its continuing operations for the periods and/or trials anticipated; the ability of the Company to protect its intellectual property rights; and legislative, regulatory, political and economic developments, as well as those risks identified under the heading “Risk Factors” in the Company’s filings with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company specifically disclaims any obligation to update any forward-looking statement, whether because of new information, future events or otherwise.

Contact:
Adam Cutler
Chief Financial Officer
adam.cutler@mtem.com
862-204-4006

Molecular Templates, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	10-Q Three Months Ended September 30,		10-Q Nine Months Ended September 30,
	2018	2017	2018	2017
Research and development revenue	$2,031	$648	$3,206	$2,408
Grant revenue	4,721	—	5,395	167
Total revenue	6,752	648	8,601	2,575
Operating expenses:
Research and development	8,290	2,522	22,640	4,829
General and administrative	3,538	3,996	10,165	8,233
Total operating expenses	11,828	6,518	32,805	13,062
Loss from operations	5,076	5,870	24,204	10,487
Interest and other income, net	107	1	307	2
Interest expense	(279)	(107)	(672)	(752)
Change in fair value of warrant liabilities	4	(272)	916	(269)
Loss on conversion of notes	—	(4,719)	—	(4,719)
Net loss	5,244	10,967	23,653	16,225
Deemed dividends on preferred stock	—	(138)	—	(958)
Net loss attributable to common shareholders	$5,244	$11,105	$23,653	$17,183
Net loss per share attributable to common shareholders:
Basic and diluted	$0.19	$0.62	$0.87	$2.75
Weighted average number of shares used in net loss per share calculations:
Basic and diluted	27,680,307	17,925,585	27,246,667	6,241,947

Molecular Templates, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	September 30, 2018 (unaudited)	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$78,744	$58,910
Prepaid expenses	2,535	1,485
Accounts receivable from related party	31,163	—
Other current assets	4,385	19
Total current assets	116,827	60,414
Property and equipment, net	7,165	1,952
In-process research and development	26,623	26,623
Other assets	1,345	1,402
Total assets	$151,960	$90,391
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,630	$2,517
Accrued liabilities	6,595	2,690
Current portion of long-term debt	—	2,400
Deferred revenue	33,400	2,765
Other current liabilities	106	70
Total current liabilities	41,731	10,442
Warrant liabilities	38	954
Long-term debt, net	3,155	1,078
Other liabilities	844	628
Total liabilities	45,768	13,102
Total stockholders’ equity	106,192	77,289
Total liabilities and stockholders’ equity	$151,960	$90,391